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                                                                     Exhibit 5.1


                                                            6 September 2000
                                                           Ref. No.: 00-0401
                                                                     A01727/15-8



Advanced Semiconductor Engineering, Inc.
26 Chin Third Road
Nantze Export Processing Zone
Nantze
Kaohsiung, Taiwan
Republic of China


                  RE: ADVANCED SEMICONDUCTOR ENGINEERING, INC.

Dear Ladies and Gentlemen:

     We are acting as special Republic of China ("ROC") counsel for Advanced Semiconductor Engineering, Inc. (the "Company"), a company limited by shares organized under the laws of the ROC, in connection with the preparation and filing with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form F-4 (the "Registration Statement") relating to the offering, as set forth in the Registration Statement, the form of the Exchange Offer Prospectus contained therein (the "Exchange Offer Prospectus") (which together constitute the "Exchange Offer"), to exchange one American Depositary Share (collectively, the "ADSs"), each representing five shares of the Company's common share, par value NT$10 per share (the "Common Shares"), for each outstanding Rule 144A Global Depositary Share (collectively, the "GDSs"), each representing five Common Shares.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

     Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.


2. The Common Shares underlying the ADSs have been duly authorized, legally issued, fully paid and non-assessable.

3. Subject to the conditions and qualifications described in the Registration Statement, the sections of the prospectus included in the Registration Statement entitled "Income Tax Considerations", and "Taxation-ROC Taxation", insofar as they relate to the ROC tax consequences currently applicable to the holders described therein, accurately reflect the material ROC tax consequences of the exchange of GDSs for ADSs pursuant to the terms of the Exchange Offer and the material tax consequences of the ownership and disposition of the ADSs representing the Common Shares.

     We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration Statement and to the reference to our name under the headings "Income Tax Considerations", "Legal Matters", "Risk Factors", "Taxation", "Enforceability of Civil Liabilities" and "Validity of Securities" in the Exchange Offer Prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.



                                        Sincerely yours,

                                        LEE AND LI




                                        By /s/ PAUL S.P HSU
                                           -------------------------
                                           Paul S.P. Hsu